Press Release

FOR IMMEDIATE RELEASE

Contact: Sandra Novick
               Director of Marketing
               (631) 537-1001, ext. 263

BRIDGE BANCORP, INC. ANNOUNCES FOURTH QUARTER DIVIDEND

(Bridgehampton, NY – December 21, 2004) Bridge Bancorp, Inc. (the “Company”) (NASDAQ/OTCBB:BDGE), the holding company for The Bridgehampton National Bank, on December 20, 2004 announced the declaration of a quarterly dividend of $0.21 per share. The dividend represents an increase of $0.03, up 16.7% from $0.18 the prior quarter. On a year-to-date basis, excluding the $0.27 (restated for stock split) special dividend declared last year, dividends declared increased 37.8%. The dividend will be payable on January 20, 2005 to shareholders of record as of December 31, 2004. The Company continues its trend of uninterrupted dividends.

Federally chartered in 1910, the Bank was founded by local farmers and merchants. For nearly a century, The Bridgehampton National Bank has maintained its focus on building business and consumer banking relationships on eastern Long Island. The Bank offers a broad range of deposit and loan products and services through its full service branch network and through alternative delivery channels.

Bridgehampton National Bank operates retail branches in Bridgehampton, East Hampton, Greenport, Hampton Bays, Mattituck, Montauk, Peconic Landing in Greenport, Sag Harbor, Southampton, Southampton Village and Southold. In addition, the Bank operates Bridge Abstract LLC, a title insurance subsidiary.

The Bank continues a rich tradition of involvement in the local community, supporting programs and initiatives that promote local businesses, the environment, education, healthcare, social services and the arts.

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